EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES CHANGES IN THE BOARD OF DIRECTORS

Wooster, Ohio (January 24, 2008) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, announced the appointment of Peggy J. Schmitz and Rod C. Steiger as directors of both Wayne Savings Bancshares, Inc. and its wholly-owned subsidiary Wayne Savings Community Bank.  The Company also announced the resignation of Kenneth R. Lehman as a director, who is resigning to devote additional time to other business interests.

Ms. Schmitz, a native of Rittman, Ohio, is a graduate of Bowling Green State University and the University of Akron School of Law.  She is a senior member of Critchfield, Critchfield and Johnston, Ltd., where she concentrates her practice in the areas of labor and employment law, higher education law, and business and commercial litigation.  Peggy is active in a variety of professional, community and church organizations, and currently serves as Chairman of the Board of Directors of the Wooster Area Chamber of Commerce.  Peggy and her husband, Mike, have two adult children.

Mr. Steiger, a native of Conneaut, Ohio and a US army veteran of the Vietnam Conflict, is a graduate of Kent State University with an MBA from Baldwin-Wallace College.  He is currently President and Chief Executive Officer and a board member of the Orrville Hospital Foundation that operates Dunlap Community Hospital in Orrville, Ohio.  Prior to joining Dunlap, he spent many years in banking including as President and CEO of The Savings Bank and Trust Company, and served on the hospital board of directors prior to joining the hospital.  Mr. Steiger is active in the community, serving on the Board of Trustees for the Orrville Public Library, member of the Orrville Rotary Club, member of the American Heart Association Wayne County Heart Walk Steering Committee, member of the finance committee at Trinity United Methodist Church, and past Chairman and Board Member of both Goodwill Industries of Wayne and Holmes Counties, and the Orrville Area United Way.  Rod and his wife, Gail, have two adult children.

Russell L. Harpster, Chairman of the Board of Wayne Savings Bancshares, Inc. commented that “the board is most appreciative of Ken Lehman’s contributions to Wayne Savings over the past five years.  We wish him every success in the future.  We welcome Peggy Schmitz and Rod Steiger to the board and look forward to the contributions that each will make from their significant professional and community perspectives.”

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:           H. Stewart Fitz Gibbon III
Executive Vice President
Chief Financial Officer
(330) 264-5767

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